Exhibit 5.10
March 10, 2020

Entergy Texas, Inc.
10055 Grogans Mill Road
The Woodlands, Texas 77380

Ladies and Gentlemen:
We have acted as counsel for Entergy Texas, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-233403-02) (the “Registration Statement”), relating to, among other things, the offer and sale of $175,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 3.55% Series due September 30, 2049 (the “Bonds”). The Bonds have been issued pursuant to the Company’s Indenture, Deed of Trust and Security Agreement, dated as of October 1, 2008, with The Bank of New York Mellon, as trustee (the “Trustee”) (the Indenture, Deed of Trust and Security Agreement as amended and supplemented, including by the officer’s certificate establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).
In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such latter documents. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.
Subject to the foregoing and to the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally valid and are binding obligations of the Company.
This opinion is limited to the laws of the States of New York and Texas and the federal laws of the United States of America. As to all matters of Texas law, we have relied upon the opinion of even date herewith addressed to you of Duggins Wren Mann & Romero, LLP, Texas counsel to the Company, which is being filed as Exhibit 5.11 to the Registration Statement.
We hereby consent to the filing of this opinion as Exhibit 5.10 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as counsel, in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP